Exhibit 10.1

SECOND EXTENSION AGREEMENT, as of January 1, 2012 (the “Second Extension Agreement”), between News America Incorporated, a Delaware corporation (“NAI”), and Arthur M. Siskind (the “Executive”), extending the RESTATED EMPLOYMENT AGREEMENT, dated January 1, 2005 (the “Restated Agreement”) between NAI and the Executive and the EXTENSION AGREEMENT, dated April 17, 2008, between NAI and the Executive.

WHEREAS, under the terms of the Extension Agreement the Executive’s employment is to terminate on December 31, 2011, and NAI and the Executive desire to extend the term of Executive’s employment for a one-year term commencing on January 1, 2012 and ending on December 31, 2012 (the “Second Extended Term”); and

WHEREAS, NAI and Executive desire to enter into the Second Extension Agreement for the purpose of setting forth the applicable terms and conditions of Executive’s employment by NAI during the Second Extended Term.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties hereto agree as follows:

WHEREAS, the Company and the Executive desire to enter into this Second Extension Agreement for the purpose of setting forth the applicable terms and conditions of Executive’s employment by NAI during the Second Extended Term.

A.	Term. “Term of Employment” as used herein shall mean the Second Extended Term; provided, however, if the Term of Employment is terminated earlier than December 31, 2012 as provided for herein or in the terms of the Restated Agreement or the Extension Agreement which remain applicable during the Second Extended Term, the Term of Employment shall mean the period from January 1, 2012 through the effective date of such earlier termination.

B.	Duties. During the Second Extended Term, the Executive agrees that, in lieu of being elected and serving as a member of the Board of Directors of News Corporation, the Executive may be designated as a Director Emeritus of the Board.

C.	Compensation. As compensation for his services during the Second Extended Term, the Executive shall continue to receive the same base salary provided for in the Extension Agreement (the “Base Salary”), to be paid in the same manner as other senior executives of NAI are paid.

D.	Performance Share Units. Notwithstanding the provisions of Section 5 of the Restated Agreement or Section C of the Extension Agreement, the Executive shall have received and shall receive a Performance Share Unit award (“PSU”) on the date PSUs were and will be granted in 2011 and 2012, each with a Target amount of 100% of his then Base Salary. The PSUs granted in 2011 shall fully vest as of June 30, 2012 provided that the Executive is employed by NAI as of such date and the PSUs granted in 2012 shall fully vest as of December 31, 2012 provided that the Executive is employed by NAI as of such date, but in each case shall not be payable until the end of the applicable performance period.

E.

Entire Agreement. Except to the extent specifically modified herein, the terms and conditions set forth in the Restated Agreement and the Extension Agreement are incorporated herein as if fully set forth and this Second Extension Agreement, the Extension Agreement, the Restated Agreement, and the two letter agreements (the “Letter Agreements”) from News Corporation to the Executive, each dated March 1, 2000, relating to pension benefits, medical coverage, life insurance and stock options, constitute the entire understanding between the parties hereto with respect to the

Executive’s employment by NAI during the Second Extended Term. Except as herein provided, this Second Extension Agreement supersedes and renders null and void all prior agreements and any and all prior oral or written agreements, understandings or commitments pertaining to the Executive’s employment by NAI during the Second Extended Term. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so as to be charged thereby and then only to the extent therein set forth.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:	/s/ David F. DeVoe

/s/ Arthur M. Siskind
Arthur M. Siskind

As an inducement to the Executive to enter into the foregoing Second Extension Agreement, the undersigned hereby guarantees full performance of all of the obligations of NAI and of any of their subsidiaries and divisions thereunder, waiving exhaustion of remedies, including, without limitation, obligations with respect to the election and/or designation of executive as a director and officer to serve in the capacities and to have the duties set forth in Section 1 of the Restated Agreement. This guarantee shall continue hereafter with respect to any amendments, modification, supplements or other changes made to or with respect to the Extension Agreement.

NEWS CORPORATION

By:	/s/ David F. DeVoe